Exhibit 23(b)






                          Independent Auditors' Consent


                  We consent to incorporation by reference in the Registration Statements of Cavalier Homes, Inc. (Form S-8 Registration Nos. 33-20842, 33-20859, 33-86232, 33-86236, 333-06371, 333-04953, 333-19833, 333-45255 and
Form S-3 Registration Nos. 33-62487,  33-63060, 33-86348,  333-18213,  333-00607
and 333-48111, as amended) of our report dated February 21, 1997, with respect to the consolidated balance sheet of Belmont Homes, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1997 annual report on Form 10K of Cavalier Homes, Inc.

/s/  KPMG PEAT MARWICK LLP
------------------------------
KPMG Peat Marwick, LLP
Jackson, Mississippi

March 27, 1998